Free Writing Prospectus (To Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 November 21, 2011

Notice to Holders

(CUSIP: 06740JZG8/ISIN: US06740JZG83)

(CUSIP: 06740JFL9/ISIN: US06740JFL98)

Barclays Capital to discontinue publication of the Barclays Capital Pure Beta Plus II Total

Return Index effective December 5, 2011.

On December 5, 2011, Barclays Capital will discontinue publication of the Barclays Capital Pure Beta Plus II Total Return Index (“Pure Beta Plus II”). Barclays Bank PLC has previously issued the following securities that are linked to the performance of Pure Beta Plus II: (1) Notes due March 31, 2015 (CUSIP: 06740JZG8/ISIN: US06740JZG83) Linked to the Performance of the Barclays Capital Pure Beta Plus II Total Return as described in the pricing supplement dated March 26, 2010 linked to the prospectus dated February 10, 2009 and the prospectus supplement dated March 1, 2010 and (2) Notes due January 13, 2015 (CUSIP: 06740JFL9/ISIN: US06740JFL98) Linked to the Performance of the Barclays Capital Pure Beta Plus II Total Return as described in the pricing supplement dated January 8, 2010 linked to the prospectus dated February 10, 2009 and the prospectus supplement dated September 14, 2009 (together, the “Securities”). The Securities were issued pursuant to the Indenture, dated September 16, 2004, by and between the Issuer and The Bank of New York Mellon (as successor to The Bank of New York), as Trustee (the “Indenture”).

The prospectus dated February 10, 2009 relating to our Global Medium-Term Notes, Series A has been superseded by the accompanying prospectus dated August 31, 2010, relating to our Global Medium-Term Notes, Series A. The prospectus supplement dated March 1, 2010 and the prospectus supplement September 14, 2009, each relating to our Medium-Term Notes, Series A, have been superseded by the accompanying prospectus supplement dated May 27, 2011.

In its capacity as calculation agent for the Securities, Barclays Bank PLC has selected the Barclays Capital Pure Beta DJ-UBSCISM Total Return Index (the “Pure Beta 2.0”) as the successor index to Pure Beta Plus II. From and including December 2, 2011, the Securities will be linked to the performance of Pure Beta 2.0, and the level of Pure Beta 2.0 will be used to calculate the value of the Securities.

Terms not defined herein have the meaning given to them in the Pricing Supplement.

Holder Redemption Rights

Holders of Securities currently linked to Pure Beta Plus II who wish to continue to hold their Securities with Pure Beta 2.0 as a successor index do not need to take any further action.

Holders of Securities who do not wish to continue to hold Securities linked to Pure Beta 2.0 may elect to redeem their Securities prior to maturity by providing a notice of redemption in accordance with the redemption terms for such Securities. Barclays Bank PLC will waive the minimum redemption amount requirement for holder redemption.

You should carefully review the description of Pure Beta 2.0 below to determine if you wish to continue to hold Securities linked to the performance of Pure Beta 2.0.

Historical and Hypothetical Historical Performance of Pure Beta Plus II and Pure Beta 2.0

The following graph sets forth the historical and hypothetical performance of Pure Beta Plus II compared to Pure Beta 2.0 based on the daily index closing level from December 31, 2003 through November 10, 2011. The closing level of Pure Beta Plus II on November 14, 2011 was 81.5637 and the closing level of Pure Beta 2.0 on November 14, 2011 was 400.3378.

We obtained the closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical and hypothetical levels of each index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of Pure Beta 2.0 on the final valuation date for each Note. We cannot give you assurance that the performance of Pure Beta 2.0 will result in the return of any of your initial investment.

Pure Beta Plus II was launched on February 29, 2008 and Pure Beta 2.0 was launched on October 23, 2009. All data relating to the period prior to the launch of each index is a hypothetical historical estimate by the Index Sponsor as to how such may have performed in the pre-launch period based upon available data on the closing prices of the futures contracts for the commodities underlying such index and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. For ease of comparison, in the graph below, both indices have been set to 100 on December 31, 2003.

Past performance is not indicative of future results.

Overview of the Pure Beta 2.0 Index

Pure Beta 2.0 is a Barclays Capital proprietary commodities index that is designed to reflect the returns that are potentially available through the application of the Barclays Capital Pure Beta Series 2 methodology (the “Pure Beta Series 2 Methodology”) to a basket of underlying physical commodities. The commodities underlying Pure Beta 2.0 are selected so as to correspond to the commodities included at any given time in the Dow Jones-UBS Commodity Index Total ReturnSM (the “Reference Index”). Additionally, the relative weightings of the commodities underlying Pure Beta 2.0 are adjusted on a monthly basis (as further described below) to approximate closely the weightings of the commodities included in the Reference Index. As described further below, Pure Beta 2.0 reflects the total returns of its constituent commodities and applies the Pure Beta Series 2 Methodology, which seeks to mitigate the effect of certain distortions in the commodities markets on such returns.

Pure Beta 2.0 is comprised of a basket of exchange-traded futures contracts (the “Index Contracts”) for all of the underlying commodities, which are rolled on a monthly basis. As described further in the section entitled “The Commodities Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling.” Traditional commodity indices generally roll into the “next nearby” futures contract (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule). As a result, the next nearby futures contract may be subject to market speculation, which may affect the price of such futures contract. In addition, supply disruptions in the market for the given commodity may affect the price of the next nearby futures contract for that commodity more significantly than prices for futures contracts expiring in later months. The Pure Beta Series 2 Methodology seeks to mitigate the potential effect of these investment flow and supply disruption distortions by allowing Pure Beta 2.0 to roll into one of a series of futures contracts for the relevant commodity with more distant expirations, selected using certain rules-based allocation criteria described below. Pure Beta 2.0 thus seeks to provide returns that are more representative of the price performance of the underlying commodities than those that are available through the traditional commodity indices.

In addition, the rolling process described above generates “roll yield.” When contracts with more distant expiration dates are priced higher than contracts with earlier expiration dates, the commodity markets are in “contango” and rolling the futures contract may result in a loss that is referred to as a “negative roll yield.” When the opposite is true, the commodity markets are in “backwardation” and rolling the futures contract may result in a gain that is referred to as “positive roll yield.” Because Pure Beta 2.0 may roll into more distant contract expirations, it offers the potential to reduce negative roll yield.

Like other total return commodity indices, Pure Beta 2.0 reflects the total returns available as a result of changes in the prices of a basket of underlying futures contracts, any roll yield (which may be positive or negative) generated, and the interest return on a hypothetical fully collateralized position in the Index Contracts, at a specified Treasury Bill rate. The interest return is further described in the sections entitled “The Commodity Futures Markets” and “The Reference Index” below.

Pure Beta 2.0 was launched on October 23, 2009 by Barclays Capital, the investment banking division of Barclays Bank PLC (the “Index Sponsor”), with an initial level set to 100 as of December 30, 1999. The Reference Index and, therefore, Pure Beta 2.0 currently includes 19 commodities (aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, unleaded gasoline, wheat and zinc) from a list of 23 commodities eligible for inclusion.

The Commodity Futures Markets

Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and through various types of physical and electronic trading facilities and markets. At present, all of the contracts reflected in Pure Beta 2.0 are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on the cash or cash equivalents constituting its margin deposit, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily margin payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.” Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a market participant may elect to close out its position by taking an opposite position on the exchange on which the market participant obtained its position. This operates to terminate the position and fix the market participant’s profit or loss.

Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “Nearby Future”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling.” For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Traditional commodity indices generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule) (each such contract, a “Next Nearby Future”). However, in the case of Pure Beta 2.0 (as described further under the section entitled “Contract Selection using the Pure Beta Series 2 Methodology” below), the new contract that is selected each month might be any of a number of longer-dated futures contracts, and not necessarily the contract with the next nearest delivery month.

Roll yield is generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation,” and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango,” and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Reference Index

Pure Beta 2.0 is designed to provide exposure to the same commodities that are included in the Reference Index, and, therefore, the composition of the physical commodities underlying Pure Beta 2.0 replicates the composition of the Reference Index. The Reference Index is designed to be a benchmark for commodities as an asset class, and to reflect the returns that are potentially available through an unleveraged investment in the futures contracts on the physical commodities comprising the Reference Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Reference Index is calculated by CME Group Index Services LLC (“Dow Jones Indexes”), a joint venture between CME Group Inc. and Dow Jones & Company, Inc., and is published by Dow Jones Indexes in conjunction with UBS Securities LLC (“UBS”). The Reference Index was launched on July 14, 1998.

As described below, the Reference Index currently includes 19 commodities out of 23 commodities eligible for inclusion. In any subsequent year, the Reference Index may include eligible commodities not included for 2011, or may remove commodities that were included in 2011 or previous years, which decision generally would be implemented as part of the Reference Index’s January rebalancing process. Since Pure Beta 2.0 is calculated in accordance with the Reference Index methodology, with a limited number of exceptions mentioned herein, to the degree any commodity is added to or removed from the Reference Index, it will likewise be added to or removed from Pure Beta 2.0 over the relevant roll period as contemplated in the Reference Index methodology.

Oversight of the Reference Index

The Reference Index is overseen using a two-tier oversight structure, comprised of a Supervisory Committee and an Advisory Committee. The purpose of the two-tier structure is to gain broad input into the decision-making process in respect of the Reference Index, while also providing a mechanism for rapid reaction in the event of any market disruptions or extraordinary changes in market conditions that may affect the Reference Index.

The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones Indexes. The Supervisory Committee makes all final decisions relating to the Reference Index, given any advice and recommendations from the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities.

Both the Supervisory Committee and the Advisory Committee meet annually in July or August to consider any changes to be made to the Reference Index for the coming year. These committees may also meet at other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Reference Index.

Information concerning the Reference Index, including its current composition, may be obtained at the Dow Jones Indexes web site (www.djindexes.com). Information contained in this web site is not incorporated by reference herein and should not be considered a part hereof.

Composition of Reference Index

Commodities Available for Inclusion in the Reference Index

A number of commodities have been selected that are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Reference Index and which are the subject of a qualifying related futures contract. The 23 potential commodities currently considered for inclusion in the Reference Index are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a “Designated Contract” is selected for each commodity. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange. Each day that the relevant exchange for futures contracts for a particular commodity is open for trading is referred to as the “Exchange Business Day” for such exchange. Where the Supervisory Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as the Designated Contract for a particular commodity, the Supervisory Committee selects the futures contract traded in North America and denominated in dollars (except in the case of the commodities for which LME contracts have been selected). If more than one such contract exists, the Supervisory Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Reference Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The Nearby Futures underlying the Reference Index are referred to herein as the “Lead Futures,” and the Next Nearby Futures are referred to herein as the “Next Futures.” To avoid delivery of the underlying physical commodities and to maintain exposure to the underlying physical commodities, the Reference Index rolls its position in the designated Lead Future for each Designated Contract to the Next Future between the sixth and the tenth Reference Index Business Day of each month (the “Reference Index Roll Period”). For purposes of this section, a “Reference Index Business Day” is any day on which the sum of the Commodity Index Percentages (as described below) for those Index Commodities that are open for trading is greater than 50%.

Determination of Composition and Weightings of the Reference Index

The composition and weighting of the Reference Index is determined each year by UBS under the supervision of the Supervisory Committee.

In determining which commodities will be included in the Reference Index and their relative weightings for a given year, UBS looks to both liquidity and U.S. dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each of the 23 commodities designated for potential inclusion in the Reference Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Reference Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Reference Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Reference Index (each, an “Index Commodity”) and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Reference Index, the following diversification rules are applied to the annual reweighting of the Reference Index as of January of each year:

•

No related group of commodities designated as a Commodity Group may constitute more than 33% of the Reference Index. The Commodity Groups are energy, precious metals, industrial metals, livestock, grains, and softs;

•	No single commodity may constitute (based on target weight) more than 15% of the Reference Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute (based on target weight) more than 25% of the Reference Index; and

•	No single commodity that is in the Reference Index may constitute (based on target weight) less than 2% of the Reference Index.

Calculation of the Reference Index

Following application of the diversification rules discussed above, CIPs are incorporated into the Reference Index by calculating the new unit weights for each commodity included in the Reference Index. On the fourth Reference Index Business Day in each new calendar year (referred to as the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Lead Futures included in the Reference Index, are used to determine a commodity index multiplier (the “CIM”) for each Designated Contract. This CIM is used to achieve the percentage weightings of the commodities included in the Reference Index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Designated Contract will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Once the CIMs are determined as discussed above, Pure Beta 2.0 is calculated using a mathematical process whereby the CIMs for the Index Commodities are multiplied by the settlement prices in U.S. dollars for the Lead Futures (the “Settlement Price”). These products are then summed. On any Reference Index Business Day, the value of the Reference Index is calculated by applying the percentage change in this sum to the value of the Reference Index on the immediately preceding Reference Index Business Day.

During the Reference Index Roll Period, there is an additional element to the calculation of the level of the Reference Index. Until the fifth Reference Index Business Day of each month, only the Settlement Prices of the Lead Futures are reflected in the Reference Index valuation. Over the Reference Index Roll Period, however, the calculation progressively shifts at a rate of 20% per day from using the Settlement Prices of the Lead Futures as a basis for the Reference Index level to using instead the Settlement Prices of the Next Futures.

Both the Pure Beta 2.0 and Reference Index are total return indices, reflecting the total returns available as a result of changes in the prices of a basket of underlying futures contracts, any roll yield (which may be positive or negative) generated from rolling from one futures contract to another, as well as the interest returns on a hypothetical fully collateralized investment in Treasury Bills. These interest returns are calculated by using the most recent weekly auction high rate for 3 Month U.S. Treasury Bills, as reported on the website wwws.publicdebt.treas.gov/AI/OFBills, under the column headed “Discount Rate %” published by the Bureau of the Public Debt of the U.S. Treasury (or any successor source), which is generally published once per week on Monday.

Because the relevant Settlement Prices float while the CIMs remain constant, the proportion of the Reference Index attributable to any Index Commodity may deviate from the CIPs throughout the year, until the CIMs are reset the following year based on new CIPs. Table 1 below provides the CIM for each commodity included in the Reference Index in 2011.

Table 1: Commodity Index Multipliers for commodities included in the Reference Index in 2011

Commodity [1]	2011 CIM
Natural Gas	114.758628890
Crude Oil	7.383077780
Unleaded Gasoline (RBOB)	64.388348750
Heating Oil	63.972755070
Live Cattle	141.788503900
Lean Hogs	112.938799450
Wheat	26.293903240
Corn	52.221323960
Soybeans	25.684865370
Soybean Oil	230.479584590
Aluminum	0.093099000
Copper	78.444259540
Zinc	0.052274110
Nickel	0.004127320
Gold	0.343161340
Silver	5.087993980
Sugar	495.475597610
Cotton	63.798985460
Coffee	45.546761510

[1]	For the Designated Contract for each commodity, see “Table 4: 2011 Commodity Index Breakdown by Commodity” below.

Reference Index Commodity Groups

For purposes of applying the diversification rules discussed above, the commodities available for inclusion in the Reference Index are assigned to Commodity Groups are as follows:

Table 2: Commodity Groups

Commodity Group	Commodities (*not included in 2011 basket)
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline

Precious Metals	Gold Platinum* Silver

Industrial Metals	Aluminium Copper Lead* Nickel Tin* Zinc

Livestock	Lean Hogs Live Cattle

Grains	Corn Soybeans Soybean Oil Wheat

Softs	Cocoa* Coffee Cotton Sugar

The relative target weight percentage breakdown for the Commodity Groups for 2011 is as follows:

Table 3: Aggregate Target Weights, by Commodity Group

Commodity Group	Aggregate Target Weight
Energy	33.00%
Precious Metals	13.7%
Industrial Metals	17.8%
Livestock	5.40%
Grains	22.40%
Softs	7.7%

Annual Recomposition and Reweighting of the Reference Index

The composition of and weightings for the Reference Index are determined for each year in July or August of the previous year. The determinations are made by UBS under the supervision of the Supervisory Committee, reviewed at the annual meeting of the Supervisory and Advisory Committees and announced following approval by the Supervisory Committee. The new composition and weightings are then implemented the following January. After the annual reweighting and rebalancing of the Reference Index, the daily relative weighting of each commodity in the Reference Index will fluctuate depending on the relative performance of the Designated Contracts. Designated Contracts with higher prices will become more heavily weighted in the Reference Index, and Designated Contracts with lower prices will become less heavily weighted in the Reference Index.

The daily weightings for the Designated Contracts in the Reference Index are published by Dow Jones Indexes on www.djindexes.com. Information contained in this website is not incorporated by reference herein and should not be considered a part hereof.

2011 Designated Contracts and Target Weightings

The composition of the Reference Index for 2011 was approved by the Supervisory Committee in October 2010. The 19 commodities included in the Reference Index for 2011 are unchanged from 2010 and are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. The Designated Contracts for those commodities, and their target weights, are as follows:

Table 4: 2011 Commodity Index Breakdown by Commodity

Commodity	Designated Contract	Exchange	Units	Quote	Target Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	USD/metric ton	5.20%
Cocoa	Cocoa	NYBOT[1]	10 metric tons	USD/metric ton	0.00%
Coffee	Coffee “C”	NYBOT[1]	37,500 lbs	U.S. cents/pound	2.36%
Copper	Copper	NYMEX[2]	25,000 lbs	U.S. cents/pound	7.54%
Corn	Corn	CBOT[3]	5,000 bushels	U.S. cents/bushel	6.98%
Cotton	Cotton	NYBOT[1]	50,000 lbs	U.S. cents/pound	2.00%
Crude Oil	Light, Sweet Crude Oil	NYMEX[2]	1,000 barrels	USD/barrel	14.71%
Gold	Gold	NYMEX[2]	100 troy oz.	USD/troy oz.	10.45%
Heating Oil	Heating Oil	NYMEX[2]	42,000 gallons	U.S. cents/gallon	3.58%
Lead	Refined Standard Lead	LME	25 metric tons	USD/metric ton	0.00%
Live Cattle	Live Cattle	CME[4]	40,000 lbs	U.S. cents/pound	3.36%
Lean Hogs	Lean Hogs	CME[4]	40,000 lbs	U.S. cents/pound	2.00%
Natural Gas	Henry Hub Natural Gas	NYMEX[2]	10,000 mmbtu	USD/mmbtu	11.22%
Nickel	Primary Nickel	LME	6 metric tons	USD/metric ton	2.25%
Platinum	Platinum	NYMEX[2]	50 troy oz.	USD/troy oz.	0.00%
Silver	Silver	NYMEX[2]	5000 troy oz.	U.S. cents/troy oz.	3.29%
Soybeans	Soybeans	CBOT[3]	5000 bushels	U.S. cents/bushel	7.86%
Soybean Oil	Soybean Oil	CBOT[3]	60,000 lbs	U.S. cents/pound	2.94%
Sugar	World Sugar No. 11	NYBOT[1]	112,000 lbs	U.S. cents/pound	3.33%
Tin	Refined Tin	LME	5 metric tons	USD/metric ton	0.00%
Unleaded Gasoline (RBOB)[5]	Reformulated Blendstock for Oxygen Blending	NYMEX[2]	42,000 gallons	U.S. cents/gallon	3.50%
Wheat	Wheat	CBOT[3]	5,000 bushels	U.S. cents/bushel	4.61%
Zinc	Special High Grade Zinc	LME	25 metric tons	USD/metric ton	2.85%

1	New York Board of Trade (“NYBOT”). Effective January 12, 2007, the NYBOT was merged with and into, and is now a wholly-owned subsidiary of, the Intercontinental Exchange (“ICE”).

2	The New York Mercantile Exchange (“NYMEX”) located in New York City. On August 22, 2008, the CME Group completed its acquisition of NYMEX Holdings Inc.
3	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the Chicago Mercantile Exchange (“CME”) and the Chicago Board of Trade (“CBOT”), though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.
4	Chicago Mercantile Exchange (“CME”)
5	As announced on March 3, 2006, The New York Harbor Unleaded Gasoline (“HU”) contract was replaced in April 2006 by the Reformulated Gasoline Blendstock for Oxygen Blending (“RB”) futures contract. The transition occurred during the regularly scheduled April 2006 Roll Period. The last HU contract was the May 2006 expiration. The first RB contract was the July 2006 expiration. No changes to the Commodity Index Multipliers occurred as a result of this transition.

The Barclays Capital Pure Beta DJ-UBS CISM Total Return Index (“Pure Beta 2.0”)

The following is a description of the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index including, without limitation, its composition, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, the Index Sponsor. You, as an investor in the Notes, should make your own investigation into Pure Beta 2.0 and the Index Sponsor has no obligation to consider your interests as a holder of the Notes. The Index Sponsor has no obligation to continue to publish Pure Beta 2.0 and may discontinue publication of Pure Beta 2.0 at any time in its sole discretion.

Pure Beta 2.0 is designed to give investors exposure to total returns of the Index Commodities, while mitigating the effects of certain distortions in the commodity markets on such returns through the application of the Pure Beta Series 2 Methodology. Pure Beta 2.0 is comprised of a basket of exchange traded futures contracts for the same commodities that are included in the Reference Index, as adjusted from time to time. However, unlike the Reference Index, which rolls monthly from the Lead Future to the Next Future for each Index Commodity in accordance with a pre-determined roll schedule, Pure Beta 2.0 may roll into the Next Future or one of a number of futures contracts with more distant expiration dates, as selected using the Pure Beta Series 2 Methodology (except with respect to Precious Metal Group commodities). Each such contract chosen by the Pure Beta Series 2 Methodology is referred to as the “Selected Contract.” The Pure Beta Series 2 Methodology is not applied to commodities in the Precious Metals Group, and with respect to those commodities, Pure Beta 2.0 will roll monthly from the Lead Futures to the Next Futures in accordance with the Reference Index’s pre-determined roll schedule.

The level of Pure Beta 2.0 is calculated using the same methodology as the Reference Index, except for adjustments to reflect the Selected Contracts for each relevant commodity and the Lead Futures and Next Futures for the commodities in the Precious Metals Group.

Pure Beta 2.0 is a proprietary index developed, owned and calculated by Barclays Capital, as Index Sponsor. The methodology for calculating Pure Beta 2.0 is subject to modification by the Index Sponsor, as described under “Modifications to the Index” below. Closing levels for Pure Beta 2.0 on each Business Day are reported on Bloomberg under the ticker symbol “BCC3C1PT Index” and on Barclays Capital Live (https://live.barcap.com/) (or, in each case, on any successor website). For purposes of Pure Beta 2.0, a “Business Day” is any Reference Index Business Day. Further, the “Roll Period” for Pure Beta 2.0 will be the same as the Reference Index Roll Period.

Contract Selection using the Pure Beta Series 2 Methodology

On the last Business Day of each month (the “Observation Date”), and for each commodity that utilizes the Pure Beta Series 2 Methodology and that forms part of the Reference Index or that will form part of the Reference Index following the Reference Index Roll Period, a non-discretionary selection process is used to determine the new Selected Contract for the following month. Specifically, the Selected Contract for each relevant commodity will be the futures contract in which the Selected Tenor Index will invest during the next roll period of the Selected Tenor Index. For each relevant commodity, a “Selected Tenor Index” is determined using the following steps:

Step 1: Calculate the Front Year Average Price Index for each Relevant Commodity

The “Front Year Average Price Index” for a commodity is constructed to measure the theoretical average price of the “front year” of futures contracts for that commodity, weighted by the Open Interest for such futures contracts. For purposes of calculating the “Front Year Average Price” underlying the Front Year Average Price Index, the “Open Interest” on any Business Day for each futures contract expiring in any delivery month is defined as the number of such futures contracts traded that have not yet been liquidated either by an offsetting transaction or by delivery of the underlying commodity, as reported by the relevant exchange on the day falling one Exchange Business Day prior to that Business Day (or two Exchange Business Days prior to that Business Day if such futures contract is listed on the LME). The futures contracts included in a “front year” are defined to be every contract from the then current futures contract referenced in the Nearby Tenor Index for such commodity to and including the futures contract referenced in the Longest Tenor Index, each as defined below. During the Roll Period, the Front Year Average Price will be calculated using the current futures contract and the futures contract into which Pure Beta 2.0 is rolling, weighted in proportion to their relative roll weight.

Step 2: Calculate the Tracking Error between the Front Year Average Price Index and each Tenor Index in respect of each Relevant Commodity.

The Tenor Indices

A “Tenor Index” for a commodity tracks the performance of holding and rolling a series of futures contracts for that commodity (each, a “Tenor Contract”). A “Nearby Tenor Index” for a commodity tracks the performance of holding and rolling the futures contract expiring in the closest delivery month. Each Tenor Index linked to a futures contract with more distant delivery months tracks the performance of holding and rolling the futures contracts that would underlie the Nearby Tenor Index a number of months (or “n-months”) in the future. The “Longest Tenor Index” tracks the performance of holding and rolling the futures contract that will underlie the Nearby Tenor Index the greatest number of months in the future (as identified by the number of months available). The “rolling” of futures contracts in a Tenor Index (from the first nearby futures contract to the next nearby futures contract, based on the Designated Contract Futures Roll Schedule in Table 7 below), where applicable, occurs each month for five business days, starting on the fifth Tenor Index Business Day each month, where “Tenor Index Business Days” are determined according to the NYSE Euronext Holiday & Hours schedule (as published on the NYSE Euronext website).

Table 5 below shows the relevant futures contracts (delivery month, year) underlying each of the available Tenor Indices for the commodities of Natural Gas and Sugar as of November 14, 2011. Table 8 below lists the delivery months associated with each letter in Table 5.

Table 5: Tenor Contract Example

Tenor Index	Natural Gas	Sugar
Nearby	Jan 12	Mar 12
1-month	Feb 12	Mar 12
2-month	Mar 12	Mar 12
3-month	Apr 12	May 12
4-month	May 12	May 12
5-month	Jun 12	Jul 12
6-month	Jul 12	Jul 12
7-month	Aug 12	Oct 12
8-month	Sep 12	Oct 12
9-month	Oct 12	Oct 12
10-month	Nov 12	Mar 13
11-month	Dec 12	Mar 13

Table 6 below provides a list of the available Tenor Indices for each relevant commodity

Table 6: List of Tenor Indices for each commodity used in the Pure Beta Series 2 Methodology

Commodity	Designated Contract	Tenor Indices used in the Pure Beta Series 2 Methodology
Available Tenor Indices (n-month)
		Near by	1	2	3	4	5	6	7	8	9	10	11
Aluminum	High Grade Primary Aluminum	Y*	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Cocoa	Cocoa	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Coffee	Coffee “C”	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Copper	Copper (Grade 1)	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Corn	Corn	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Cotton	Cotton No. 2	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Crude Oil	Light, Sweet Crude Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Commodity	Designated Contract	Tenor Indices used in the Pure Beta Series 2 Methodology
Available Tenor Indices (n-month)
		Near by	1	2	3	4	5	6	7	8	9	10	11
Heating Oil	Heating Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Lead	Refined Standard Lead	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Live Cattle	Live Cattle	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A
Lean Hogs	Lean Hogs	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A
Natural Gas	Henry Hub Natural Gas	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Nickel	Primary Nickel	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Soybeans	Soybeans	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Soybean Oil	Soybean Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Sugar	World Sugar No. 11	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Tin	Refined Tin	Y	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Wheat	Wheat	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Zinc	Special High Grade Zinc	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

*	The designation “Y” means that Tenor Indices are available.

Table 7 below provides the delivery month for the Designated Contract for each commodity at the start of any calendar month.

Table 7: Designated Contract Futures Roll Schedule

Commodity	Designated Contract	Designated Contract delivery months as at the start of each month (delivery month letters are set out in Table 8).
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	High Grade Primary Aluminum	G	H	J	K	M	N	Q	U	V	X	Z	F
Cocoa	Cocoa	H	H	K	K	N	N	U	U	Z	Z	Z	H
Coffee	Coffee “C”	H	H	K	K	N	N	U	U	Z	Z	Z	H
Copper	Copper (Grade 1)	G	H	J	K	M	N	Q	U	V	X	Z	F
Corn	Corn	H	H	K	K	N	N	U	U	Z	Z	Z	H
Cotton	Cotton No. 2	H	H	K	K	N	N	Z	Z	Z	Z	Z	H
Crude Oil	Light, Sweet Crude Oil	G	H	J	K	M	N	Q	U	V	X	Z	F
Gold	Gold	G	J	J	M	M	Q	Q	Z	Z	Z	Z	G
Heating Oil	Heating Oil	G	H	J	K	M	N	Q	U	V	X	Z	F
Lead	Refined Standard Lead	G	H	J	K	M	N	Q	U	V	X	Z	F

Commodity	Designated Contract	Designated Contract delivery months as at the start of each month (delivery month letters are set out in Table 8).
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Live Cattle	Live Cattle	G	J	J	M	M	N	Q	V	V	Z	Z	G
Lean Hogs	Lean Hogs	G	J	J	M	M	Q	Q	V	V	Z	Z	G
Natural Gas	Henry Hub Natural Gas	G	H	J	K	M	N	Q	U	V	X	Z	F
Nickel	Primary Nickel	G	H	J	K	M	N	Q	U	V	X	Z	F
Platinum	Platinum	J	J	J	N	N	N	V	V	V	F	F	F
Silver	Silver	H	H	K	K	N	N	U	U	Z	Z	Z	H
Soybeans	Soybeans	H	H	K	K	N	N	X	X	X	X	F	F
Soybean Oil	Soybean Oil	H	H	K	K	N	N	Z	Z	Z	Z	Z	F
Sugar	World Sugar No. 11	H	H	K	K	N	N	V	V	V	H	H	H
Tin	Refined Tin	G	H	J	K	M	N	Q	U	V	X	Z	F
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending	G	H	J	K	M	N	Q	U	V	X	Z	F
Wheat	Wheat	H	H	K	K	N	N	U	U	Z	Z	Z	H
Zinc	Special High Grade Zinc	G	H	J	K	M	N	Q	U	V	X	Z	F

Table 8 below lists the delivery months associated with each letter in Tables 5 and 7 above. For example, in Table 8, the delivery month for the Designated Contract for Aluminum at the start of January will be the futures contract that expires in February, based on the delivery month associated with the letter G in Table 8.

Table 8: Contract Delivery Month Letters

Delivery Month	Letter	Delivery Month	Letter	Delivery Month	Letter
January	F	May	K	September	U
February	G	June	M	October	V
March	H	July	N	November	X
April	J	August	Q	December	Z

Tracking Error

The objective of the Pure Beta Series 2 Methodology is, for each relevant commodity, to select a Tenor Index that best tracks the Front Year Average Price Index, subject to certain minimum liquidity criteria (as described in Step 3 below) and market distortion constraints (as described in Step 4 below). On each Observation Date, the “Tracking Error” for each Tenor Index is equal to the standard deviation of (a) the daily return on the Tenor Index on the Observation Date minus (b) the daily return of the Front Year Average Price Index for the same futures contract for the immediately preceding three-month period. For each relevant commodity, the Tenor Index with the lowest Tracking Error will be the Selected Tenor Index, subject to certain minimum liquidity criteria and market distortion constraints.

Step 3: Determine the Tenor Liquidity Weight of each Tenor Index

Next, a liquidity filter based on the Tenor Liquidity Weight being greater than 7% is applied. This liquidity constraint aims to ensure that a Selected Contract for each relevant commodity is sufficiently liquid to support an investment, in order to mitigate exposure to illiquid futures contracts which could lead to detrimental investment performance. The “Tenor Liquidity Weight” of each Tenor Index is calculated on the Observation Date and is equal to the Open Interest of the next futures contract that will form part of that Tenor Index during and after the next roll period of the Tenor Index, expressed as a percentage of the total Open Interest for the “front year” futures contracts for such commodity.

Step 4: Determine the Tenor Dislocation Probability for each Tenor Index in respect of such commodity

In addition to the liquidity constraints described in Step 3 above, the Pure Beta Series 2 Methodology seeks to find a balance between tracking the Front Year Average Price for each commodity and avoiding futures contracts that are subject to price distortions. Prices of futures contracts with nearer delivery months may, in particular, become dislocated from prices of their underlying commodities as a result of short-term trading patterns and imbalances in supply and demand for such futures contracts. Prices of these futures contracts may also be affected by investment flows from passive investments, such as those linked to traditional commodity indices, which have a well-known and pre-defined roll schedule. Further, speculative activity based on these predictable passive investment patterns can dislocate the prices of these futures contracts from the underlying commodity prices.

The Pure Beta Series 2 Methodology seeks to avoid selecting futures contracts with dislocated prices by calculating the volatility of each Tenor Index on a daily basis. The methodology operates on the hypothesis that, absent price distortions, price volatility should increase as maturity decreases. Accordingly, the methodology identifies the likelihood of persistent price distortions (the “Tenor Dislocation Probability”) by determining how often the volatility of each futures contract in the relevant Tenor Index has not reflected the hypothesized pattern (the “Tracking Pattern”).

The Tenor Dislocation Probability is calculated using the following steps. First, the short-term price volatility of all the Tenor Indices of a commodity over the last three months is calculated and tested to determine which Tenor Indices conform to the Tracking Pattern. The percentage of days on which each Tenor Index has failed the test over the past three months is then used to estimate the Tenor Dislocation Probability for such Tenor Index.

Step 5. Determine the Selected Tenor Index for each Relevant Commodity

Finally, using the values determined above, the Selected Tenor Index and, therefore, the Selected Contract for purposes of Pure Beta 2.0 is determined for each commodity in accordance with the procedures set out below:

(a)	The Tenor Index with the lowest Tracking Error is selected, provided that the Tenor Liquidity Weight for such Tenor Index is greater than or equal to 7% and the Tenor Dislocation Probability for such Tenor Index is less than 40% (if two or more Tenor Indices have the same lowest Tracking Error, the Tenor Index with the nearest delivery month is selected);

(b)	If (a) is not possible, the longest Tenor Index with a Tenor Liquidity Weight greater than or equal to 7% is selected; and

(c)	If neither (a) nor (b) are possible, then the Nearby Tenor Index is selected.

The Selected Contract for each relevant commodity is then deemed to be the Tenor Contract of the Selected Tenor Index for such commodity.

Historical Selection of the Selected Tenor Indices

Table 9 below shows the monthly Selected Tenor Indices for each commodity in Pure Beta 2.0 since October 23, 2009. Note that a “0” indicates the Nearby Tenor Index, “N/A” indicates that the specific commodity was not part of the Index or the Reference Index, and other numbers indicate the “n”-months Tenor Index.

Pure Beta 2.0 was launched on October 23, 2009. All data relating to the period prior to the launch of Pure Beta 2.0 is an historical estimate by the Index Sponsor using available data about the liquidity, volatility and closing prices of futures contracts for the Index Commodities during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of Pure Beta 2.0.

Table 9: Tenor Index Selections since the launch of the Pure Beta Series 2 Methodology

	Energy				Industrial Metals				Live Stock		Grains				Softs
	Crude Oil	Heating Oil	Natural Gas	Unleaded Gasoline	Aluminum	Copper	Nickel	Zinc	Lean Hogs	Live Cattle	Corn	Soybeans	Soybean Oil	Wheat	Coffee	Cotton	Sugar
For Month	CL	HO	NG	RB	LA	HG	LN	LX	LH	LC	C	S	BO	W	KC	CT	SB
Oct-09	1	3	3	1	1	2	1	1	5	4	2	3	2	2	1	0	6
Nov-09	2	2	1	3	2	1	0	4	5	4	2	2	1	11	3	0	5
Dec-09	1	2	1	4	4	2	1	3	4	4	2	2	2	3	3	1	4
Jan-10	3	2	2	3	3	1	0	2	3	3	3	2	2	3	2	1	3
Feb-10	2	2	4	7	2	2	4	3	3	1	3	2	2	2	3	3	2
Mar-10	2	2	3	4	2	1	3	2	3	1	2	2	2	2	2	2	2
Apr-10	1	2	3	6	3	0	1	1	4	4	3	2	1	2	1	1	2
May-10	2	2	3	4	2	1	2	1	5	5	3	2	2	3	2	2	2
Jun-10	1	2	4	4	4	0	1	4	4	2	2	2	0	3	2	4	2
Jul-10	1	2	3	3	3	2	3	3	5	2	3	2	0	2	6	6	2
Aug-10	2	2	3	2	2	1	2	2	5	2	2	3	0	2	5	5	3
Sep-10	1	3	2	2	2	3	1	2	5	5	3	2	0	4	2	4	3
Oct-10	1	1	2	1	1	2	1	5	4	4	2	1	2	3	1	3	5
Nov-10	1	2	2	1	2	1	1	4	1	2	5	2	1	5	1	5	8
Dec-10	1	2	2	10	4	2	1	4	2	4	9	2	0	5	1	6	6
Jan-11	2	2	2	9	2	1	3	3	2	3	9	2	2	4	1	6	7
Feb-11	2	2	1	8	2	2	2	2	4	4	8	4	2	3	2	6	7
Mar-11	2	2	2	7	1	1	1	4	5	5	7	3	2	3	2	7	8
Apr-11	3	2	4	6	1	0	1	3	6	6	6	3	2	2	2	6	8
May-11	2	2	3	2	5	1	1	2	5	2	5	3	2	2	3	5	6
Jun-11	2	2	3	4	4	3	4	1	4	2	4	2	0	2	1	7	2
Jul-11	3	2	4	3	3	2	3	3	5	2	4	2	1	2	1	4	2
Aug-11	3	2	3	3	2	1	2	2	6	4	3	1	1	2	1	1	3
Sep-11	2	2	2	1	3	3	2	1	4	5	2	3	3	2	1	2	3
Oct-11	1	2	2	1	3	2	3	3	2	4	2	3	2	3	2	0	5
Nov-11	2	2	1	5	2	1	2	5	3	5	2	2	3	3	2	1	5

Rebalancing of the Index Commodities in Pure Beta 2.0

Pure Beta 2.0 references futures contracts that may have different delivery months than the futures contracts underlying the Reference Index, and therefore, the relative weighting of the commodities in Pure Beta 2.0 will not match exactly the relative weights of the commodities in the Reference Index on any given day. In order to reduce potential percentage weighting differences between Pure Beta 2.0 and the Reference Index and to minimize the tracking error to the Reference Index, Pure Beta 2.0 rebalances the relative weights of the Index Commodities throughout the Roll Period to target the then prevailing weights of the Index Commodities in the Reference Index.

On the Business Day immediately preceding the commencement of the Roll Period, the Index Sponsor determines the target weight for the Index Commodities based on an estimate of the expected weights of the Index Commodities in the Reference Index at the end of such Roll Period. Also on such Business Day, the same process used to determine the annual CIMs for the Reference Index on the CIM Determination Date each January is used to determine the CIMs for Pure Beta 2.0. However, as the futures contracts underlying Pure Beta 2.0 may not correspond to the futures contracts underlying the Reference Index, the closing prices used as part of such calculation may differ. The CIMs calculated as part of the monthly rebalancing process, using the prices of the futures contracts for each of the commodities underlying Pure Beta 2.0, are therefore referred to as the “Adjusted CIMs.” The relative weights of the Index Commodities are then rebalanced during each Roll Period, using these Adjusted CIMs, in the same manner as the process used to re-weight the Reference Index each January.

As discussed above, the target weights for the Index Commodities underlying Pure Beta 2.0 are based on an estimate of the expected weights of the Index Commodities underlying the Reference Index immediately following the Roll Period. As a result, the relative weights of the Index Commodities underlying Pure Beta 2.0 immediately following the Roll Period may not correspond exactly to the relative weights of the Index Commodities underlying the Reference Index, although these differences are not expected to be material. Table 10 below provides historical examples of (a) the relative weights of the Index Commodities immediately following the roll period and (b) the difference between the relative weights of the Index Commodities in Pure Beta 2.0 and the Reference Index immediately following the relevant roll period.

Pure Beta 2.0 was launched on October 23, 2009. All data relating to the period prior to the launch of Pure Beta 2.0 is an historical estimate by the Index Sponsor as to how Pure Beta 2.0 may have performed in the pre-launch period based upon available data on the closing prices of the futures contracts for the commodities underlying Pure Beta 2.0 and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

Table 10: Index Commodity Weight Comparison1

	The Index commodity weights as of the 9th Business Day each month
Date	CL	HO	NG	RB	LA	HG	LN	LX	LH	LC	C	S	BO	W	KC	CT	SB	SI	GC
14-Sep-09	17.0%	3.5%	7.1%	4.9%	6.8%	11.5%	3.3%	3.8%	1.6%	3.7%	3.7%	5.9%	2.3%	3.0%	2.9%	2.4%	5.1%	3.7%	7.9%
13-Oct-09	17.0%	3.6%	8.8%	4.8%	6.6%	10.6%	3.3%	3.9%	1.5%	3.3%	4.1%	6.0%	2.3%	3.1%	2.8%	2.3%	4.5%	3.6%	7.8%
12-Nov-09	17.4%	3.7%	7.5%	5.0%	6.6%	11.1%	2.9%	4.0%	1.8%	3.3%	4.3%	5.9%	2.4%	3.3%	2.7%	2.4%	4.3%	3.5%	8.0%
11-Dec-09	16.0%	3.4%	8.0%	4.7%	7.5%	11.4%	2.9%	4.2%	1.9%	3.2%	4.2%	6.0%	2.4%	3.2%	2.8%	2.6%	4.4%	3.3%	7.9%
14-Jan-10	14.7%	3.5%	10.9%	3.8%	6.2%	8.6%	2.5%	3.3%	2.2%	3.7%	5.5%	7.3%	2.8%	4.3%	2.7%	2.1%	3.3%	3.4%	9.1%
11-Feb-10	14.0%	3.5%	11.7%	3.6%	5.5%	7.5%	2.5%	2.7%	2.3%	4.0%	6.8%	7.8%	3.1%	4.6%	2.6%	2.2%	3.0%	3.0%	9.4%
11-Mar-10	15.0%	3.7%	9.6%	4.0%	5.9%	8.0%	2.9%	2.9%	2.6%	4.1%	6.6%	7.6%	3.2%	4.3%	2.6%	2.3%	2.2%	3.3%	9.5%
14-Apr-10	15.3%	3.8%	8.9%	3.9%	6.2%	8.2%	3.4%	2.9%	2.7%	3.9%	6.3%	7.6%	3.0%	4.2%	2.4%	2.3%	1.9%	3.4%	9.5%
13-May-10	14.6%	3.7%	9.3%	3.8%	5.7%	7.6%	3.1%	2.6%	2.9%	4.2%	6.7%	7.8%	3.0%	4.3%	2.6%	2.4%	1.6%	3.7%	10.5%
11-Jun-10	14.4%	3.7%	10.7%	3.7%	5.3%	7.2%	2.8%	2.2%	2.8%	4.0%	6.7%	7.8%	3.1%	4.2%	2.9%	2.4%	1.8%	3.6%	10.9%
14-Jul-10	14.4%	3.6%	9.5%	3.7%	5.4%	7.2%	2.7%	2.3%	2.6%	4.1%	7.0%	8.0%	3.1%	5.1%	3.2%	2.2%	1.9%	3.5%	10.5%
12-Aug-10	13.5%	3.4%	9.3%	3.2%	5.5%	7.5%	2.8%	2.4%	2.5%	4.0%	7.3%	8.1%	3.2%	6.3%	3.3%	2.3%	2.0%	3.3%	10.0%
14-Sep-10	13.1%	3.4%	8.2%	3.2%	5.3%	7.6%	2.9%	2.5%	2.4%	4.1%	8.3%	7.9%	3.0%	6.1%	3.5%	2.6%	2.4%	3.6%	10.1%
13-Oct-10	13.2%	3.5%	7.7%	3.2%	5.5%	7.7%	2.9%	2.5%	2.1%	3.8%	8.8%	8.3%	3.2%	5.4%	3.1%	2.7%	2.5%	3.9%	10.0%
11-Nov-10	13.1%	3.4%	7.1%	3.1%	5.3%	7.7%	2.7%	2.5%	2.0%	3.7%	8.4%	8.9%	3.5%	5.4%	3.3%	3.3%	2.6%	4.2%	9.7%
13-Dec-10	13.0%	3.4%	7.5%	3.3%	4.9%	7.9%	2.7%	2.3%	2.0%	3.7%	8.4%	8.6%	3.5%	5.7%	3.3%	3.1%	2.6%	4.5%	9.5%
13-Jan-11	14.4%	3.6%	10.3%	3.4%	5.0%	7.6%	2.4%	2.7%	2.1%	3.6%	7.3%	8.1%	3.0%	4.8%	2.6%	2.2%	3.4%	3.4%	10.1%
11- Feb -11	14.5%	3.7%	9.9%	3.6%	4.9%	7.6%	2.5%	2.7%	2.2%	3.4%	7.8%	7.9%	2.9%	5.0%	2.5%	2.5%	3.2%	3.2%	9.9%
11-Mar-11	15.8%	4.1%	9.5%	4.0%	5.0%	6.9%	2.2%	2.5%	2.4%	3.4%	7.5%	7.3%	2.7%	4.1%	2.6%	2.9%	3.0%	3.8%	10.2%
13-Apr-11	16.0%	4.2%	9.8%	4.1%	4.9%	6.8%	2.2%	2.5%	2.4%	3.3%	8.1%	7.1%	2.7%	4.2%	2.6%	2.5%	2.5%	4.1%	10.0%
12-May-11	15.7%	4.0%	10.4%	10.4%	5.2%	6.6%	2.2%	2.4%	2.3%	3.4%	7.7%	7.3%	2.8%	4.2%	2.7%	2.0%	2.3%	3.8%	11.0%
13-Jun-11	15.1%	4.2%	11.3%	11.3%	5.0%	6.6%	1.9%	2.5%	2.2%	3.1%	8.2%	7.4%	2.8%	4.2%	2.6%	1.8%	2.5%	3.7%	10.9%
14-Jul-11	14.9%	4.1%	10.3%	10.3%	4.9%	7.2%	2.1%	2.6%	2.2%	3.5%	7.6%	7.4%	2.8%	3.8%	2.5%	1.4%	3.0%	4.1%	11.4%
11-Aug-11	13.7%	4.0%	10.5%	10.5%	4.8%	6.8%	1.9%	2.5%	2.2%	3.6%	8.1%	7.4%	2.7%	4.1%	2.4%	1.3%	3.0%	4.2%	13.0%
14-Sep-11	13.9%	4.0%	10.0%	10.0%	4.7%	6.5%	1.9%	2.4%	2.0%	3.6%	8.1%	7.6%	2.8%	3.9%	2.6%	1.6%	3.0%	4.4%	13.3%
13-Oct-11	14.4%	4.4%	10.4%	10.4%	4.7%	6.0%	1.8%	2.3%	2.3%	4.0%	7.7%	7.5%	2.8%	3.8%	2.5%	1.5%	3.1%	3.7%	13.2%
11-Nov-11	16.3%	4.5%	9.5%	9.5%	4.5%	6.1%	1.7%	2.2%	2.2%	3.9%	7.5%	6.8%	2.6%	3.8%	2.4%	1.4%	2.8%	4.0%	13.8%

	Difference in commodity weights between the Index and the Reference Index on the 9th Business Day each month
Date	CL	HO	NG	RB	LA	HG	LN	LX	LH	LC	C	S	BO	W	KC	CT	SB	SI	GC
14-Sep-09	0.0%	0.0%	-0.3%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%
13-Oct-09	0.0%	0.0%	-0.3%	0.0%	0.0%	0.1%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%
12-Nov-09	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Dec-09	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%
14-Jan-10	0.1%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%
11-Feb-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Mar-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%
14-Apr-10	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
13-May-10	0.2%	0.0%	-0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Jun-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
14-Jul-10	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
12-Aug-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%
14-Sep-10	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
13-Oct-10	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%
11-Nov-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	-0.1%	0.0%	0.0%
13-Dec-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.1%	0.0%	-0.1%	-0.1%	0.0%	0.0%
13-Jan-11	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.2%	0.0%	0.0%	0.1%	0.0%	-0.2%	0.1%	0.0%	0.0%
11 - Feb 11	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.2%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Mar-11	-0.1%	0.0%	-0.1%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.2%	0.1%	0.0%	0.1%	0.0%	0.1%	0.0%	0.0%	-0.1%
13-Apr-11	-0.1%	0.0%	-0.1%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.1%	0.2%	0.0%	-0.1%
12-May-11	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
13-Jun-11	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%
14-Jul-11	0.0%	0.0%	-0.1%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Aug-11	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
14-Sep-11	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
13-Oct-11	0.0%	0.0%	0.1%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Nov-11	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

1	Rounded to one decimal place.

The Index Return Calculations

The initial level of Pure Beta 2.0 was set to 100.0000 as of December 30, 1999. For each Business Day thereafter, the level of Pure Beta 2.0 will be calculated by the Index Sponsor in accordance with the Reference Index methodology, except that for purposes of calculation, in respect of each commodity that forms part of, or that, after the next Reference Index Roll Period, will form part of the Reference Index:

1.	except for commodities in the Precious Metals Group, the Lead Future of that commodity on such Business Day will be deemed to be the current futures contract of that commodity in Pure Beta 2.0 (i.e., the Selected Contract of that commodity as determined by the Pure Beta Series 2 Methodology, on the Observation Date immediately preceding the immediately preceding Observation Date);

2.	except for commodities in the Precious Metals Group, the Next Future of that commodity for such Business Day will be deemed to be the Selected Contract of that commodity as determined by the Pure Beta Series 2 Methodology, on the immediately preceding Observation Date;

3.	the Commodity Index Multiplier for the futures contract then currently included in Pure Beta 2.0 will be deemed to be the Adjusted CIM for such futures contract, as determined in accordance with the monthly rebalancing process; and

4.	the Commodity Index Multiplier for the Selected Contract into which Pure Beta 2.0 will roll in the subsequent Reference Index Roll Period shall be the Adjusted CIM for such Selected Contract, as determined in accordance with the monthly rebalancing process.

Hypothetical and Historical Performance of the Index compared to the Reference Index

The following graph sets forth the historical and hypothetical performance of Pure Beta 2.0 compared to the Reference Index based on the daily Pure Beta 2.0 closing levels from December 30, 1999 through November 14, 2011.

We obtained the Pure Beta 2.0 and Reference Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical and hypothetical historical levels of Pure Beta 2.0 should not be taken as an indication of future performance, and no assurance can be given as to the Pure Beta 2.0 closing level on the final valuation date for the securities. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Pure Beta 2.0 was launched on October 23, 2009. All data relating to the period prior to the launch of Pure Beta 2.0 is an historical estimate by the Index Sponsor as to how Pure Beta 2.0 may have performed in the pre—launch period based upon available data on the closing prices of the futures contracts for the commodities underlying Pure Beta 2.0 and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. For ease of comparison, in the graph below, both indices have been set to 100 on December 30, 1999.

Source: Barclays Capital for Pure Beta

2.0; Bloomberg, L.P. for DJ—UBSCI

(TR)

Past performance is not indicative of future results.

Modifications to Pure Beta 2.0

The Index Sponsor does not presently intend to modify Pure Beta 2.0. However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to Pure Beta 2.0. The Index Sponsor will publish any such modifications on http://www.barcap.com/indices/.

Pure Beta 2.0 Disruption Events

If, on any Business Day, an Index Disruption Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects Pure Beta 2.0, the Index Sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate Pure Beta 2.0 as the Index Sponsor considers necessary in order to maintain the objectives of Pure Beta 2.0, or (b) Pure Beta 2.0 value as the Index Sponsor considers appropriate;

•	defer publication of Pure Beta 2.0 value and any other information relating to Pure Beta 2.0 until it determines, in its sole discretion, that no Index Disruption Event is occurring;

•	replace any Index Contract(s) and/or the Reference Index with any successor reference asset(s) that the Index Sponsor considers appropriate for the purposes of continuing Pure Beta 2.0;

•	defer or suspend publication of Pure Beta 2.0 in its sole discretion at any time; and/or

•	discontinue supporting Pure Beta 2.0 or terminate the calculation of Pure Beta 2.0 value and the publication of Pure Beta 2.0 value.

Any of the following will be an “Index Disruption Event”:

•

a material limitation, suspension or disruption in the trading of any Index Contract(s) (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of any Index Contract(s) imposed by the relevant exchange, trading facility or market by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange, trading facility or market) that results in a failure by the relevant exchange, trading facility or market to report the closing price of any Index Contract(s) on any Business Day;

•

the Index Sponsor determines, in its sole discretion, that any Index Contract(s) have ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the Index Sponsor;

•	the Index Sponsor determines, in its sole discretion, that the Reference Index has ceased (or will cease) to be publicly quoted for any reason in a manner acceptable to the Index Sponsor;

•

the Index Sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of any Index Contract(s) and/or the Reference Index has occurred, and/or (b) any event or measure that results in any Index Contract(s) and/or the Reference Index being changed or altered has occurred;

•

the Index Sponsor deems it necessary, at any time and in its sole discretion, to replace any Index Contract(s) and/or the Reference Index with an appropriate successor or appropriate successors in order to maintain the objectives of Pure Beta 2.0;

•

the Index Sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the Index Sponsor or its affiliates), it is necessary to change any Index Contract(s) or the methodology used to compose or calculate Pure Beta 2.0;

•	an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•

any other event that would make the calculation of Pure Beta 2.0 impossible or infeasible, technically or otherwise, or that makes Pure Beta 2.0 non-representative of market prices or undermines the objectives of Pure Beta 2.0 or the reputation of Pure Beta 2.0 as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

•

a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Reference Index Change Events

If a Reference Index Change Event (as defined below) occurs, the Index Sponsor shall modify the Index in order to reflect the changes to the Reference Index, except in circumstances where, as a result of such changes:

•	Pure Beta 2.0 would cease to be a “tradable” Index that is readily accessible to market participants; and/or

•

it would be impossible or impractical for the Index Sponsor to continue to apply the Pure Beta Series 2 Methodology in each case as determined in the sole discretion of the Index Sponsor, in which case the Index Sponsor may, in its sole discretion:

•	make such determinations and/or adjustments to Pure Beta 2.0 as the Index Sponsor considers necessary in order to maintain the objectives of Pure Beta 2.0; or

•	continue to use the version of Pure Beta 2.0 that was used by the Index Sponsor to calculate the level of Pure Beta 2.0 immediately prior to the Reference Index Change Event.

A “Reference Index Change Event” means any change to the Reference Index made by the index sponsor of the Reference Index, as determined by the Index Sponsor in its sole discretion, including, without limitation, the inclusion of a new Index Commodity in the Reference Index or in the list of commodities eligible for inclusion in the Reference Index.

Index Force Majeure Events

If, on any Business Day, an Index Force Majeure Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects Pure Beta 2.0, the Index Sponsor may, in order to take into account such Index Force Majeure Event:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate Pure Beta 2.0 as the Index Sponsor considers necessary in order to maintain the objectives of Pure Beta 2.0, or (b) Pure Beta 2.0 value as the Index Sponsor considers appropriate; and/or

•	defer publication of Pure Beta 2.0 value and any other information relating to Pure Beta 2.0 until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects Pure Beta 2.0 and/or any Index Contract(s) and/or the Reference Index.

Change in Methodology

While the Index Sponsor currently employs the methodology described in this pricing supplement to calculate Pure Beta 2.0, from time to time it may be necessary to modify the methodology (including the information or inputs on which Pure Beta 2.0 is based). The Index Sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the Index Sponsor elects to make a modification or change in the methodology, the Index Sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The Index Sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of Pure Beta 2.0 value.

Errors

The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to Pure Beta 2.0, including but not limited to the Index value, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the Index Sponsor will not adjust or correct any previously published Index value other than in cases of manifest error.

Adjustments

The Index Sponsor may, at any time and without notice, change the name of Pure Beta 2.0, the place and time of the publication of Pure Beta 2.0 value and the frequency of publication of Pure Beta 2.0 value.

Certain U.S. Federal Income Tax Considerations

The discussion below supplements the discussions under “Certain U.S. Federal Income Tax Considerations” in the pricing supplements and prospectus supplement that are relevant to your Securities. As described in the prospectus supplement that relates to the Securities, this discussion applies to you only if you are a U.S. holder (as defined in the prospectus supplement that relates to the Securities) and you hold your Securities as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The Internal Revenue Service could conceivably assert that the discontinuation of Pure Beta Plus II and the linking of the Securities to Pure Beta 2.0 results in a deemed taxable exchange of Securities for U.S. federal income tax purposes, with the result that holders of the Securities recognize gain or—subject to the potential application of the wash sale rules—loss when the Securities become linked to Pure Beta 2.0. In the opinion of our special tax counsel, Sullivan & Cromwell LLP, based on information provided to Sullivan & Cromwell LLP by Barclays Capital Inc. regarding the differences between Pure Beta 2.0 and Pure Beta Plus II, the differences between Pure Beta 2.0 and Pure Beta Plus II should not be significant enough to result in such a deemed taxable exchange.

For a further discussion of the tax treatment of your Securities and other possible alternative characterizations of your Securities, please review the discussion under the heading “Certain U.S. Federal Income Tax Considerations” in the pricing supplement that is relevant to your Securities and the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement that is relevant to your Securities.

Disclaimer

The Index Sponsor does not guarantee the accuracy and/or completeness of Pure Beta 2.0, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of Pure Beta 2.0. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to Pure Beta 2.0 or any data included therein. Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of Pure Beta 2.0 or publication of Pure Beta 2.0 value (or failure to publish such value) and any use to which any person may put Pure Beta 2.0 or Pure Beta 2.0 value. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Pure Beta 2.0 value, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions. Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the relevant prospectus, the relevant prospectus supplement and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-888-227-2275 (Extension 2-3430), or you may request a copy from any other dealer participating in the offering. A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue - Attn: US InvSol Support, New York, NY 10019.